UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2004

MB FINANCIAL, INC.

(Exact name of Registrant as specified in its Charter)

Maryland	0-24566-01	36-4460265
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

801 West Madison Street, Chicago, Illinois	60607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (773) 645-7866

N/A

(Former name or former address, if changed since last report)

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Item 4. Changes in Registrant's Certifying Accountant.

         During the second quarter of 2004, the Audit Committee of the Board of Directors of MB Financial, Inc. (the "Company") initiated a competitive bidding process for the selection of the Company's independent auditor for the year ending December 31, 2004. On June 29, 2004, KPMG LLP, the Company's independent auditor for 2003, advised the Audit Committee that it was withdrawing its bid and requesting not to be considered for re-election for the 2004 engagement primarily due to insufficient resources to perform the audit. On July 3, 2004, following the conclusion of the competitive bidding process, the Audit Committee selected McGladrey & Pullen LLP as the new independent auditor for the Company, pending the completion of their new client acceptance procedures.

         The audit reports of KPMG LLP on the Company's consolidated financial statements as of and for the fiscal years ended December 31, 2003 and 2002, did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

         During the Company's fiscal years ended December 31, 2003 and 2002, and from January 1, 2004 through June 29, 2004: (i) there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their report; and (ii) there were no "reportable events," as that term is defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

         The Company requested that KPMG LLP furnish the Company with a letter, as promptly as possible, addressed to the Securities and Exchange Commission, stating whether they agree with the statements in this Item 4, and if not, stating the respects in which they do not agree. After the Company receives this letter, it will be filed as an exhibit to an amendment to this Current Report on Form 8-K.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MB FINANCIAL, INC.
Date: July 7, 2004	By:	/s/ Jill E. York Jill E. York, Vice President and Chief Financial Officer

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